Inforte Corp. Announces CEO Transition

        CHICAGO, March 7, 2006/PRNewswire-FirstCall/ — Customer Intelligence consultancy Inforte Corp. (Nasdaq: INFT) announced today that Dave Sutton is resigning as Inforte’s Chief Executive Officer and President, and transitioning to a strategic advisory role. This transition will occur on March 6. Inforte’s former Chief Operating Officer and President, and current Director, Stephen Mack, will assume the role of President and interim Chief Executive Officer.

        Philip Bligh, Inforte’s Chairman, commented, “Dave’s tenure was marked by a number of important achievements. These include a strong profit and cash flow performance in 2005, and the successful completion and integration of two acquisitions that now provide additional growth sources for the firm. In addition, Dave has been a pleasure to work with and we are sorry to see him transition. On behalf of Inforte and its employees, I want to thank Dave for his leadership and contributions over the past two years and wish him the best of luck with his new plans.”

Dave Sutton remarked, “It was a difficult decision to step away from my Chief Executive Officer duties at Inforte, especially given my belief in the company’s future prospects. Over the past several years, we have taken important steps to transition our offerings while retaining financial strength. I look forward to contributing to Inforte’s continued success through my active role as a strategic advisor. I will be working diligently over the next few weeks to ensure a seamless transition.”

Stephen Mack joined the firm shortly after its founding and co-led the firm for 9 years. He transitioned from Director, Chief Operating Officer and President to a non-executive role on the Board of Directors in 2003. His deep knowledge of the company and proven operating track record will provide excellent stewardship as Inforte continues its transition to consistent growth performance.

Stephen Mack commented, “This is an important time for Inforte, with several exciting opportunities underway. The firm has a strong executive team and talented people and I am looking forward to reuniting with them and getting to work. We are all looking forward to continuing our recent progress and capturing our potential.”

        About Inforte Corp.
        Inforte Corp. increases the competitive strength of its Global 1000 clients by providing them with insight, intelligence and an infrastructure to close the fact-gap and enable more timely and profitable decision-making. Inforte consultants combine real-world industry, functional and analytical expertise with innovative go-to-market strategies and technology solutions, ensuring that our clients can drive transformational, measurable results in their customer interactions. Inforte is headquartered in Chicago and has offices in Atlanta; Dallas; Delhi, India; Hamburg, Germany; London; Los Angeles; San Francisco; and Washington, D.C. For more information, contact Inforte at 800.340.0200 or visit http://www.inforte.com.

        CONTACT: kelly.richards@inforte.com, or ir@inforte.com.